INDEPENDENT CONTRACTOR AGREEMENT

This Agreement is dated effective the 1st day of January, 2012.

BETWEEN:

ARGENTEX MINING CORPORATION, a corporation continued under the laws of the Province of British Columbia, Canada, and having an office for business located at Suite 835, 1100 Melville Street, Vancouver, British Columbia V6E 4A6

(the "Company")

AND:

JBD CONSULTING LTD., a company incorporated under the laws of the Province of British Columbia with an address of 3460 Regent Street, Richmond, British Columbia Canada V7E 2N1

("Contractor")

AND:

JEFFREY FINKELSTEIN, an individual resident of the Province of British Columbia with an address of 3460 Regent Street, Richmond, British Columbia Canada V7E 2N1

("Finkelstein")

WHEREAS:

A.

The Company is engaged in the business of locating, acquiring and exploring natural resource mineral properties and has acquired interests in several mineral properties located in Argentina and in Canada.

B.	The Company wishes to obtain and the Contractor wishes to provide certain services to the Company on the terms and conditions contained in this Agreement.

C.	Finkelstein desires to join in this Agreement for the purposes expressed.

NOW THEREFORE in consideration of the premises, the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereby covenant and agree as follows:

1.	DEFINITIONS

For the purposes of this Agreement (including the Schedules hereto), the following terms will have the following meanings:

1.1	"Board" means the Board of Directors of the Company;

1.2	“Bonus Base” means the sum of $180,000;

1.3	"Cause" means:

	(a)	failure of the Contractor and/or Finkelstein to observe or perform any of the material covenants and obligations imposed by this Agreement;

(b)

failure of the Contractor and/or Finkelstein to observe any of the covenants and obligations hereunder that are not material, if the Contractor and/or Finkelstein does not remedy such failure within a reasonable time after receiving written notice thereof;

	(c)	fraud, dishonesty, gross negligence or willful malfeasance in connection with the Contractor's and/or Finkelstein's performance of the Consulting Services; or

	(d)	the conviction of the Contractor and/or Finkelstein in respect of a crime involving moral turpitude;

1.4	"Change of Control" means:

1.4.1

the acquisition, after the date of this Agreement and excluding any acquisitions from the Company, by any "person" [as defined in Section 1(1) of the Securities Act (British Columbia)], of the direct or indirect ownership of 50% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, which causes a change in the control of the Board resulting from the election by the shareholders of the Company of less than a majority of the persons nominated for election by management of the Company;

1.4.2

the approval by the stockholders of the Company of a reorganization, merger or consolidation of the Company in which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, 50% or more, respectively, of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation; or

	1.4.3	a liquidation or dissolution of the Company or the sale or other disposition of all of the assets of the Company;

1.5	"Common Shares" means shares of common stock of the Company;

1.6

"Confidential Information" means information, whether or not originated by the Contractor or Finkelstein, that relates to the business or affairs of the Company, its affiliates, clients or suppliers and is confidential or proprietary to, about or created by the Company, its affiliates, clients, or suppliers. Confidential Information includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature (whether or not reduced to writing or designated or marked as confidential):

1.6.1

the Company's mineral properties, exploration results, estimated economic reserves, feasibility of mining the properties, as well as information relating to strategies, research, communications, business plans, and financial data of the Company and any information of the Company which is not readily publicly available;

1.6.2

work product resulting from or related to work or projects performed for or to be performed for the Company or its affiliates, including but not limited to, the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

1.6.3

any intellectual property contributed to the Company, and any other technical and business information of the Company, its subsidiaries and affiliates which is of a confidential, trade secret and/or proprietary character;

1.6.4

internal Company personnel and financial information, supplier names and other supplier information, purchasing and internal cost information, internal services and operational manuals, and the manner and method of conducting the Company's business;

1.6.5

marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, current and prospective client lists, and future plans and potential strategies of the Company that have been or are being discussed; and

1.6.6

all information that becomes known to the Contractor and/or Finkelstein as a result of this Agreement or the services performed hereunder that the Contractor and/or Finkelstein, acting reasonably, believes is confidential information or that the Company takes measures to protect.

Confidential Information does not include:

1.6.7

the general skills and experience gained by the Contractor and/or Finkelstein during the Contractor's provision of the Consulting Services to the Company that the Contractor could reasonably have been expected to acquire in similar retainers or engagements with other companies;

1.6.8	information publicly known without breach of this Agreement or similar agreements; or

1.6.9

information, the disclosure of which by the Contractor is required to be made by any law, regulation or governmental authority or legal process of discovery (to the extent of the requirement), provided that before disclosure is made, notice of the requirement is provided to the Company, and to the extent reasonably possible in the circumstances, the Company is afforded an opportunity to dispute the requirement.

1.7	"Consulting Effective Date" means the date of this Agreement as shown on the first page hereof;

1.8	"Consulting Fee" means the sum of CDN $15,000 per month;

1.9

"Consulting Services" means such services as are consistent with those ordinarily provided by a Chief Financial Officer, including the duties and responsibilities set out at Schedule A hereto as well as such other duties and responsibilities as may be reasonably required of the Contractor from time-to-time either in respect of the foregoing or otherwise by the Chief Executive Officer of the Company (the "CEO") or the Board with respect to the Company and, if requested by the CEO or the Board, to any and all of its subsidiaries from time to time;

1.10	"Consulting Anniversary Date" means the first anniversary of the date of this Agreement as shown on the first page;

1.11	"Consulting Termination Date" means the first anniversary of the date of this Agreement as shown on the first page;

1.12	"Directors" means the Directors of the Company, and "Director" means any one of them;

1.13	"GST" means Goods and Services Tax;

1.14	"HST" means Harmonized Sales Tax;

1.15	"OTC-BB" means the over-the-counter bulletin board operated by the Financial Industry Regulatory Authority (FINRA);

1.16	"Stock Option Agreement" means an agreement on the Company's standard form of stock option agreement;

1.17

"Stock Option Plan" means the Argentex Mining Corporation Stock Option Plan adopted by the Company on November 10, 2007, and any successor stock option plan that may be adopted by the shareholders of the Company from time-to-time after the Consulting Effective Date;

1.18	"Stock Options" means options to purchase Common Shares that may be granted under the Stock Option Plan as described at Paragraph 3.2 herein;

1.19	"TSX-V" means the TSX Venture Exchange;

1.20	"Termination Fee" means a lump sum equal to the Consulting Fee (plus any applicable value added tax) for any of:

(i) nine months plus one month for each year of service to the termination date;

(ii) the remainder of the Term; or

(iii) two months for each year that the Contractor has provided service to the Company since January 7, 2011,

whichever is greater;

1.21	"Vacation Time" means the Contractor's entitlement not to provide the Consulting Services for up to 20 business days in each calendar year and does not include weekends or statutory holidays.

2.	SERVICES TO BE PROVIDED

2.1	This Agreement and each of its terms are subject to:

	2.1.1	the approval of or acceptance by the TSX-V if such approval or acceptance is required; or

	2.1.2	the absence of any objections by the TSX-V if approval of or acceptance by the TSX-V is not required.

If the TSX-V objects to any clause or term of this Agreement, such clause or term will be curtailed and limited only to the extent necessary to bring it within the requirements of the TSX-V and the remainder of this Agreement will not be affected thereby, and each term, provision, covenant, and condition of this Agreement will be and remain valid and enforceable to the fullest extent permitted by law.

2.2	Effective on the Consulting Effective Date, the Contractor will cause Finkelstein to provide the Consulting Services to the Company and will ensure that Finkelstein:

	2.2.1	devotes sufficient working time, attention, ability and expertise to successfully provide the Consulting Services to the Company in a timely manner; and

	2.2.2	faithfully serves the Company and uses his best efforts to promote the best interests of the Company.

2.3

The Contractor and Finkelstein will report directly to the CEO and the Board and will keep the CEO and the Board informed of all matters concerning the Consulting Services as requested from time to time.

3.	REMUNERATION, EXPENSES AND INDEMNITY

3.1	Remuneration – Consulting Fees

3.1.1

Subject to Paragraphs 3.1.2 and Section 4, below, from the Consulting Effective Date to the Consulting Termination Date, the Company will pay the Contractor the Consulting Fee. The Company, as it may determine from time to time in its sole discretion, may grant the Contractor an increase in the Contractor Fee.

3.1.2

The remuneration referred to in Paragraph 3.1.1 will be payable at the end of each month upon receipt of an invoice, and does not include applicable taxes. To the extent that the Contractor is required to remit PST, GST, HST or any similar service tax, the Contractor will show the applicable tax amount as a separate line item on the Contractor's invoice for services and provide the Company with the Contractor's PST, GST, HST or other applicable registrant number.

3.2	Remuneration – Stock Options

3.2.1

At the sole and absolute discretion of the Board and subject to compliance with the Stock Option Plan, all applicable laws, regulations and rules of any governmental authority, quotation system or stock exchange, and subject further to approval by the TSX-V if required, the Company may grant Stock Options to Finkelstein from time-to-time during the term of this Agreement but nothing in this Agreement shall obligate the Company to do so. If granted, Stock Options shall have an exercise price of not less than the closing price, last sale of the day, on the TSX V on the date the Stock Options are granted.

3.2.2

Any Stock Options granted to Finkelstein during the term of this Agreement will vest as determined by the Board, acting in its sole and absolute discretion, and in accordance with the Stock Option Plan.

3.2.3

Any Stock Options granted to Finkelstein during the term of this Agreement shall be subject to the terms of the Stock Option Plan, as the same may be amended from time to time, and the Stock Option Agreement. In the event of any inconsistency among this Agreement, the Stock Option Agreement and the Stock Option Plan, the terms of the Stock Option Plan and the Stock Option Agreement will control, in descending order (for clarity, in the event of any inconsistency between the Stock Option Plan and the Stock Option Agreement, the terms of the Stock Option Plan will control).

3.3	Remuneration - Incentive Bonus

3.3.1

The Contractor shall be eligible to receive an annual bonus of up to ten percent (10%) of the Bonus Base in recognition of exemplary performance of the Consulting Services during the term of this Agreement (the "Performance Bonus"). Both the decision to pay a Performance Bonus and the amount of a Performance Bonus, if any is to be paid, shall be at the discretion of the Board.

3.4	Expenses

	3.4.1	The Contractor will be responsible for all costs associated with the performance of the Consulting Services, except as noted in Paragraphs 3.4.2 through 3.4.4 below.

3.4.2

Unless otherwise agreed by the parties, the Consulting Services will be provided at the Company's office located in Vancouver, British Columbia. The Company must provide office space, equipment (including necessary computing equipment and software), furniture and supporting personnel at the Company's premises to the Contractor at no cost to the Contractor.

3.4.3

In the event that the parties agree that the Consulting Services will be provided at a location other than Vancouver, British Columbia, the Company will pay to the Contractor all reasonable moving expenses incurred by the Contractor.

3.4.4

The Contractor will be reimbursed by the Company for out of pocket expenses incurred on behalf of the Company in the course of providing the Services, as supported by copies of receipts and other documentation.

3.5	Indemnity by Company

The Company agrees to indemnify each of the Contractor and Finkelstein from and against any and all actions, causes of action, claims, demands or other proceedings made against either or both of the Contractor or Finkelstein in the course of or as a result of this Agreement on and subject to the terms of the Indemnification Agreement attached to this Agreement as Schedule B.

4.	TERM, RENEWAL AND TERMINATION

4.1	Term

This Agreement will commence on the Consulting Effective Date and, unless otherwise terminated under this Section 4, will terminate on the Consulting Termination Date.

4.2	Renewal

The initial term will automatically renew for an additional twelve (12) month term unless either party gives thirty (30) days' written notice to the other of its intention not to renew this Agreement.

4.3	Termination

4.3.1	Notwithstanding Paragraph 4.1, this Agreement will be terminated:

	(a)	without Cause by the Company, upon payment by the Company to the Contractor of the Termination Fee;

	(b)	without Cause by the Contractor, upon thirty (30) days' written notice from the Contractor to the Company; or

	(c)	with Cause by the Company, immediately upon the Company giving notice in writing to the Contractor, which notice must state the nature and substance of the Cause.

4.3.2	Upon termination of this Agreement for any reason:

(a)

the Company must immediately pay to the Contractor all accrued and unpaid portions of the Consulting Fees due up to the date of termination as well as any Expenses properly incurred prior to the date of termination;

	(b)	the Contractor must, upon receipt of all sums due and owing, promptly deliver the following in accordance with the directions of the Company:

(i) a final accounting, reflecting the balance of expenses incurred on behalf of the Company as of the date of termination;

(ii) all documents pertaining to the Company or this Agreement, including but not limited to all books of account, correspondence and contracts; and

(iii) all equipment and any other property belonging to the Company.

4.4	Termination – Change of Control

If, within nine (9) months after the occurrence of a Change of Control, the Company terminates this Agreement for any reason other than for Cause, the Company must pay an amount equal to 200% of the Termination Fee to the Contractor, together with any bonuses due for the year.

5.	INDEPENDENT CONTRACTOR RELATIONSHIP

5.1	It is expressly agreed that the Contractor is acting as an independent contractor in performing the Consulting Services under this Agreement.

5.2	Finkelstein will, subject to Vacation Time, be available to the Company 80% of his working hours.

5.3

The Contractor is not precluded from acting in any other capacity for any other person, firm or company provided that it does not, in the reasonable opinion of the Board, conflict with the Contractor's duties to the Company while providing the Consulting Services.

5.4	The Contractor and Finkelstein, jointly and severally, represent and warrant to the Company that:

	5.4.1	each of the Contractor and Finkelstein has the right to perform the Consulting Services without violation of its obligations to others;

	5.4.2	neither of the Contractor or Finkelstein is bound by any agreement or obligation to any other party that will conflict with their respective obligations as a Contractor of the Company; and

5.4.3

all advice, information and documents provided by each of the Contractor and Finkelstein to the Company in the course of providing the Consulting Services may be used fully and freely by the Company, unless the Contractor or Finkelstein otherwise advises the Company orally or in writing at the time of communication of such information (e.g. information provided by the Contractor or Finkelstein on a confidential or non-attribution basis).

5.5

The remuneration set out at Section 3 herein will be the whole of the compensation to the Contractor and Finkelstein for providing the Consulting Services. For avoidance of doubt, the Company will not pay any contribution to Canada Pension Plan, employment insurance, or federal and provincial withholding taxes, or provide any other contributions or benefits, or similar amounts under any federal, provincial or state laws, which might be expected in an employer-employee relationship, as compensation for the Consulting Services.

5.6

The Contractor is solely responsible for the Contractor's registration and payment of assessments for coverage for Finkelstein or the Contractor with WorkSafeBC or similar requirements under federal, provincial or state laws of other jurisdictions, while the Contractor or Finkelstein is providing the Consulting Services. If requested by the Company, the Contractor will provide proof of coverage.

5.7

The Contractor and Finkelstein jointly and severally indemnify the Company against, and agree to hold it harmless from, all losses, claims, actions, damages, charges, taxes, penalties, assessments or demands (including reasonable legal fees and expenses) which may be made by the Canada Revenue Agency, Employment Insurance Plan, the Canada Pension Plan, the Workers Compensation Plan, or related plans or organizations, or similar bodies or plans under federal, provincial or state laws in other jurisdictions, requiring the Company, Finkelstein or the Contractor to pay an amount under the applicable statutes and regulations in relation to any Consulting Services provided to the Company pursuant to this Agreement. This paragraph will survive termination of this Agreement.

6.	CONFIDENTIAL INFORMATION

6.1

All Confidential Information, whether it is developed by Finkelstein and/or the Contractor during this consulting retainer or by others employed or engaged by or associated with the Company or its affiliates or clients, is the exclusive and confidential property of the Company or its affiliates or clients, as the case may be, and will at all times be regarded, treated and protected as such, as provided in this Agreement.

6.2

As a consequence of the acquisition of Confidential Information, the Contractor and Finkelstein will occupy a position of trust and confidence with respect to the affairs and business of the Company. In view of the foregoing, it is reasonable and necessary for the Contractor, joined by Finkelstein, to make the following covenants regarding the conduct of each of the Contractor and Finkelstein during and subsequent to the Contractor's retainer by the Company:

6.2.1

At all times during and subsequent to the Contractor's retainer with the Company, neither the Contractor nor Finkelstein will disclose Confidential Information to any person other than as necessary in carrying out the Consulting Services, or as may be required by applicable law or legal process of discovery, without first obtaining the Company's consent, and the Contractor and Finkelstein will each take all reasonable precautions to prevent inadvertent disclosure of any Confidential Information disclosed by the Company to him. This prohibition includes, but is not limited to, disclosing or confirming the fact that any similarity exists between the Confidential Information and any other information.

6.2.2

At all times during and subsequent to the Contractor's retainer with the Company, neither the Contractor nor Finkelstein will use, copy, transfer or destroy any Confidential Information other than as necessary in carrying out the Consulting Services, or as may be required by applicable law or process of discovery, without first obtaining the Company's consent and the Contractor and Finkelstein will each take all reasonable precautions to prevent inadvertent use, copying, transfer or destruction of any Confidential Information disclosed by the Company to either or both of them.

6.2.3

Within ten (10) business days after the termination of the Contractor's retainer for any reason, the Contractor and Finkelstein will promptly deliver to the Company all property of or belonging to or administered by the Company in its custody, including without limitation all Confidential Information that is embodied in any form, whether in hard copy or on electronic media.

6.2.4	The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement.

6.3

Consent to Enforcement. The Contractor and Finkelstein each confirms that all restrictions in this Section 6 are reasonable and valid, and any defences to the strict enforcement thereof by the Company are waived by the Contractor and Finkelstein. Without limiting the generality of the foregoing, the Contractor and Finkelstein each hereby consents to an injunction being granted by a court of competent jurisdiction in the event that the Contractor or Finkelstein is in breach of any of the provisions stipulated in this Section 6. The Contractor and Finkelstein each hereby expressly acknowledges and agrees that injunctive relief is an appropriate and fair remedy in the event of a breach of any of the said provisions.

6.4

The Contractor's obligations under this Section 6 will remain in effect in accordance with their terms and continue in full force and effect despite any breach, repudiation, alleged breach or repudiation, or termination of this Agreement. Without limiting the foregoing, the Contractor and Finkelstein each agrees that at all times during and subsequent to the provision of services to the Company, neither of the Contractor or Finkelstein will use or take advantage of the Confidential Information for the purpose of:

	6.4.1	providing similar management and technical services for any other company, or

6.4.2

for a period of one year after the date of expiration or any earlier termination of this Agreement, for staking, or otherwise acquiring an interest in mineral properties adjacent to the mineral properties that the Company has an actual legal or beneficial interest in, or that the Company is considering acquiring a legal or beneficial interest in at the time the Consulting Services were performed or this Agreement expires or is terminated.

7.	GENERAL PROVISIONS

7.1	Assignability. This Agreement is not assignable by either party and the Consulting Services must not be provided by any person other than Finkelstein.

7.2

Authorization. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and perform its obligations hereunder, and that performance of this Agreement will not violate any agreement between the Company and any other person, firm or organization nor breach any provisions of its constating documents or governing legislation.

7.3	No Other Agreement. This Agreement and the Schedules hereto cancel and supersede any existing agreement or other arrangement between the Company and the Contractor.

7.4	Amendment or Waiver.

	7.4.1	This Agreement may not be amended unless such amendment is agreed to in writing and signed by the Contractor and an authorized officer of the Company.

7.4.2

No waiver by either party hereto of any breach by the other party hereto of any condition or provision contained in this Agreement to be performed by such other party will be deemed a waiver of any similar or dissimilar condition or provision. Any waiver must be in writing and signed by the Contractor or an authorized officer of the Company, as the case may be.

7.5

Compliance with Policies and Laws. The Contractor and Finkelstein will each abide by all the Company's policies and procedures, including without limitation, the Company's code of conduct. In addition, the Contractor and Finkelstein will each abide by all laws applicable to the Company, in each jurisdiction that the Company does business, including without limitation applicable securities laws, rules and regulations and the rules of any stock exchange or market upon which the Common Shares are listed or quoted.

7.6

Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the Province of British Columbia applicable therein, and will be treated in all respects as a British Columbia contract. The parties irrevocably attorn to the exclusive jurisdiction of the courts of British Columbia with respect to any legal proceedings arising under this Agreement.

7.7

Dispute Resolution. Any dispute or controversy occurring between the parties hereto relating to the interpretation or implementation of any of the provisions of this Agreement will be resolved by arbitration. Such arbitration will be conducted by a single arbitrator appointed by agreement between the parties, or, in default of agreement, such arbitrator will be appointed in accordance with the provisions of the Commercial Arbitration Act of British Columbia or any re-enactment or amendment thereof. Any arbitration will be held in the City of Vancouver. The rules of procedure to be followed will be the domestic rules of procedure of the British Columbia International Commercial Arbitration Centre then in force. The decision arrived at by the arbitrator will be final and binding and no appeal will lie therefrom.

7.8

Notices. Any notice in writing required or permitted to be given hereunder must be given by registered mail, postage prepaid, mailed in British Columbia to the following addresses, or may be delivered by courier or personally.

7.8.1	in the case of the Company:

ARGENTEX MINING CORPORATION 835 - 1100 Melville Street Vancouver, B.C. V6E 4A6 Fax: 604.568.1540

7.8.2	in the case of the Contractor:

JBD CONSULTING LTD.
3460 Regent Street Richmond, B.C. V7E 2N1

Any notice delivered by courier or personally is effective on the actual date of delivery. Any notice delivered by mail as aforesaid is deemed to have been received by the person to whom it is addressed on the 4th business day after and excluding the date of mailing. Either party may change its address for giving of notices hereunder by notice in writing to the other party.

7.9

Independent Legal Advice. The Company has obtained legal advice concerning this Agreement and has requested that the Contractor and Finkelstein each obtain independent legal advice with respect to this Agreement. The Contractor and Finkelstein each hereby represents and warrants to the Company that the Contractor and Finkelstein have each been advised to obtain independent legal advice, and that, prior to the execution of this Agreement, he has obtained independent legal advice or has, in his discretion, knowingly and willingly elected not to do so.

7.10

Severability. If any provision contained herein is determined to be void or unenforceable for any reason, in whole or in part, it will not be deemed to affect or impair the validity of any other provision contained herein and the remaining provisions will remain in full force and effect to the fullest extent permissible by law.

7.11	Currency. Except as expressly provided in this Agreement, all amounts in this Agreement are stated and will be paid in Canadian currency.

7.12

Further Assurances. Each of the Contractor and the Company will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents and things as the Contractor or the Company may reasonably require for the purposes of giving effect to this Agreement.

7.13	Counterparts/Facsimile Execution. This Agreement may be executed in several counterparts and each counterpart will together constitute one original document.

7.14	Parties' Acknowledgement. The parties hereto hereby acknowledge that:

7.14.1	sufficient time was provided to review this Agreement thoroughly;

7.14.2	the terms of this Agreement and the obligations hereunder have been read and are understood; and

7.14.3	a copy of this Agreement has been received by each of the parties.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

ARGENTEX MINING CORPORATION

Per:      ______________________________________
             Authorized Signatory

JBD CONSULTING LTD.

Per:      ______________________________________
             Authorized Signatory

JOINED by JEFFREY FINKELSTEIN for	)
the reasons expressed above, who signed	)
in the presence of:	)
)
)
Signature	)
	)	JEFFREY FINKELSTEIN
Print Name	)
)
)
Address	)
)
Occupation	)

SCHEDULE A

List of Duties and Responsibilities

The Chief Financial Officer (CFO) provides both operational and programmatic support to the organization. The CFO supervises the finance unit and is the chief financial spokesperson for the organization. The CFO reports directly to the President/Chief Executive Officer (CEO) and directly assists the CEO on all strategic and tactical matters as they relate to budget management, cost benefit analysis, forecasting needs and the securing of new funding.

ESSENTIAL DUTIES AND RESPONSIBILITIES

  Assist in performing all tasks necessary to achieve the Company's mission and help execute staff succession, growth plans and good corporate governance.

  Ensure the accurate and timely reporting of all material changes in the affairs of the Company and the material facts related to the Company, in accordance with applicable securities legislation and regulations, and administer and assist with relations with all regulatory agencies, relations with the Company's auditors, relations with the Company's legal service providers and the Company's public and investor relations programs, in effect being responsible for all aspects related to disclosure controls and procedures, preparation and filing of periodic reports and material change reports;

  Train the Finance Unit and other staff on raising awareness and knowledge of financial management matters, including internal controls over financial matters and disclosure controls and procedures.

  Work with the CEO on the strategic vision including fostering and cultivating stakeholder relationships on city, state, provincial and national levels, as well as assisting in the development and negotiation of contracts.

  Participate in developing new business, specifically: assist the CEO in identifying new funding opportunities, the drafting of prospective programmatic budgets, and determining cost effectiveness of prospective service delivery.

  Assess the benefits of all prospective contracts and advise the CEO on programmatic design and implementation matters.

  Ensure adequate controls are installed and that substantiating documentation is approved and available such that all expenditures may pass independent audits.

  Preparation and analysis of annual budgets

  Oversee the management and coordination of all fiscal reporting activities for the organization including: organizational revenue/expense and balance sheet reports, reports to funding agencies, development and monitoring of organizational and contract/grant budgets.

  Oversee all purchasing and payroll activity for staff and participants.

  Develop and maintain systems of internal controls to safeguard financial assets of the organization. Oversee the coordination and activities of independent auditors ensuring all accounting and audit issues are resolved, and all regulatory compliance issues are met, and the preparation of the annual and quarterly financial statements and MD&A is in accordance with U.S. GAAP (or IFRS if the Company elects to account in IFRS) and federal, state and other required supplementary schedules and information.

  Attend Board and Subcommittee meetings on an "as-requested basis"; including being the lead staff on the Audit/Finance Committee.

  Conduct or carry out other duties, responsibilities and special projects as directed by the CEO.

SCHEDULE B

INDEMNIFICATION AGREEMENT

          THIS AGREEMENT (“Agreement”) made and entered into as of January 1, 2012 by and between ARGENTEX MINING CORPORATION (the “Company”), a corporation continued under the laws of the Province of British Columbia and JEFFREY FINKELSTEIN, a resident of British Columbia (the “Indemnitee”).

RECITALS:

          WHEREAS, competent persons have become more reluctant to serve publicly-held corporations as directors or officers unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to, and activities on behalf of, the corporation; and

          WHEREAS, it is reasonable and prudent for the Company contractually to indemnify such persons to the extent set forth in this Agreement in an effort to give them additional incentive to serve or continue to serve the Company.

          NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee hereby covenant and agree as follows:

          1.      Services by Indemnitee. This Agreement shall not be deemed an employment contract between the Company (or any of its subsidiaries) and Indemnitee, and it shall continue in force after Indemnitee has ceased to serve as a director or officer of the Company.

          2.      Indemnity. The Company will indemnify Indemnitee under this Section 2 if, by reason of Indemnitee’s Corporate Status (as hereinafter defined) or by reason of any act done or not done by Indemnitee by reason of or on account of Indemnitee’s Corporate Status, Indemnitee is made a party to or a participant in any Proceeding (as hereinafter defined), other than a Proceeding by or in the right of the Company. Notwithstanding the foregoing, this indemnity will not apply to any such Proceeding unless Indemnitee acted in Good Faith.

          3.      Indemnification for Other Expenses. In addition to the Indemnity provided in Section 2, above, the Company will indemnify Indemnitee against all Expenses (as hereinafter defined) actually and reasonably incurred or suffered by Indemnitee or on Indemnitee’s behalf if Indemnitee is, by reason of Indemnitee’s Corporate Status, a witness or otherwise involved in any manner in any Proceeding to which Indemnitee is not a party; provided that Indemnitee shall not be entitled to be compensated or reimbursed for the value of Indemnitee's time spent as such unless (i) Indemnitee no longer serves as an officer, director, employee or agent of the Company and (ii) Indemnitee has spent more than ten business days as a witness or other non-party participant in such Proceeding by reason of Indemnitee’s prior Corporate Status. If Indemnitee is made a party to such Proceeding, then the provisions of Section 2, above, will apply in accordance with the terms thereof.

          4.      Advancement of Expenses. If permitted by law, the Company may elect to advance all or any portion of Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding referred to in Section 2 or 3, above, within ten days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, together with an undertaking from the Indemnitee, in form and substance satisfactory to the Company in its sole discretion, that it will repay such advance or advances to the Company if it is ultimately determined that the advance(s) were prohibited by law or that the Indemnitee is not entitled to indemnity in respect of that Proceeding or those Expenses. Such statement or statements must reasonably evidence the Expenses incurred by Indemnitee. In furtherance of the foregoing, Indemnitee hereby undertakes to repay any Expenses advanced if it is ultimately determined by final judgment of a court of competent jurisdiction that Indemnitee is not entitled to be indemnified against such Expenses.

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          5.      Procedure for Determination of Entitlement to Indemnification.

          (a)      To obtain indemnification under this Agreement, Indemnitee must submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to such indemnification. The Secretary of the Company will, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification.

          6.      Notification and Defense of Proceeding.

          (a)      Indemnitee shall promptly notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding that may be subject to indemnification or advancement of Expenses pursuant to this Agreement, but subject to the last sentence of Section 6(c), below, the failure so to notify the Company will not relieve it from any liability that it may have to Indemnitee.

          (b)      In the event Indemnitee notifies the Company of the commencement of a Proceeding, the Company will be entitled to participate in the Proceeding at its own expense, and except as otherwise provided below, if the Company so wishes, it may assume the defense thereof with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense of any Proceeding, the Company will not be liable to Indemnitee under this Agreement or otherwise for any Expenses subsequently incurred by Indemnitee in connection with the defense of such Proceeding other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to retain Indemnitee’s own counsel in such Proceeding, but Indemnitee shall be obligated to pay all Expenses related thereto incurred by Indemnitee after notice from the Company of its assumption of the defense unless: (i) the retention of counsel by Indemnitee has been authorized by the Company, (ii) there is a conflict of interest between Indemnitee and the Company in the defense of the Proceeding, or (iii) the Company shall not within 60 calendar days have retained counsel to assume the defense of such Proceeding, in each of which cases all Expenses incurred by Indemnitee in connection with such Proceeding shall be borne by the Company. In the event separate counsel is retained by Indemnitee pursuant to this Section 6(b), the Company shall cooperate with Indemnitee with respect to the defense of the Proceeding, including making documents, witnesses and other reasonable information related to the defense available to Indemnitee and such separate counsel pursuant to joint-defense agreements or confidentiality agreements, as appropriate. Notwithstanding any provision herein to the contrary, the Company shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Company.

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          (c)      The Company shall not be liable to indemnify Indemnitee under this Agreement or otherwise for any amounts paid in settlement of any Proceeding effected without the Company’s express prior written consent. The Company shall not settle any Proceeding in any manner that would impose any penalty, liability or limitation on Indemnitee without Indemnitee’s prior written consent; provided that the Company shall not be required to obtain the consent of Indemnitee to the settlement of any Proceeding the Company has undertaken to defend if the settlement grants Indemnitee a complete and unqualified release in respect of the potential liability. The Company shall not be liable for any amount paid by Indemnitee in settlement of any Proceeding that is not defended by the Company unless the Company has consented to such settlement. Neither the Company nor Indemnitee will unreasonably withhold, condition or delay their consent to any proposed settlement. The Company shall have no obligation to indemnify Indemnitee under this Agreement with regard to any judicial award issued in a Proceeding, or any related Expenses of Indemnitee, if the Company was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such Proceeding, except to the extent that the Company was not materially prejudiced thereby.

          7.      Subrogation.

          (a)      In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and take all actions necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

          (b)      The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable (or for which advancement is provided hereunder) hereunder if and to the extent that Indemnitee has already received payment of such amounts under any insurance policy, contract, agreement or otherwise.

          (c)      The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee due to the fact that Indemnitee is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount Indemnitee has already received as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

          8.      Duration of Agreement. This Agreement shall continue until and terminate upon the later of: (i) the expiration of the applicable limitations periods as to all possible claims in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder upon commencement of a related Proceeding, or (ii) the final termination of any Proceeding then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Indemnitee and Indemnitee’s heirs, executors and administrators.

          9.      Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law, (ii) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto, and (iii) to the fullest extent possible, the provisions of this Agreement (including without limitation each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

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          10.      Exception to Right of Indemnification or Advancement of Expenses. Notwithstanding any other provision of this Agreement, Indemnitee shall not be entitled to indemnification or advancement of Expenses under this Agreement with respect to any Proceeding brought by Indemnitee, or any claim therein, unless the bringing of such Proceeding or making of such claim shall have been approved by the Board.

          11.      Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

          12.      Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

          13.      Definitions. For purposes of this Agreement:

          (a)      “Affiliate” means with respect to any person or entity, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such person or entity.

          (b)      “Board” shall mean the Board of Directors of the Company.

          (c)      “Corporate Status” describes the status of a person who is or was a director or officer of an Enterprise.

          (d)      “Enterprise” shall mean the Company and any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other entity, enterprise or association of which Indemnitee is or was serving at the request of the Company as a director or officer.

          (e)      “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, fees of witnesses other than Indemnitee, travel and lodging expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other reasonable disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding. Expenses also shall include expenses reasonably incurred in connection with any appeal resulting from any Proceeding, including without limitation, any premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent.

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          (f)      “Good Faith” shall mean Indemnitee having acted honestly and in good faith with a view to the best interests of the Enterprise and, with respect to any criminal Proceeding, having had reasonable cause to believe Indemnitee’s conduct in respect of which the Proceeding was brought was lawful.

          (g)      “Proceeding” means any action, suit, arbitration, alternate dispute resolution mechanism, inquiry, administrative hearing, whether civil, criminal or administrative, in which Indemnitee was or is involved as a party or a witness by reason of the fact that Indemnitee is or was a director or officer of the Company, by reason of any action taken by Indemnitee or of any inaction on Indemnitee’s part while acting in a Corporate Status, or by reason of the fact that Indemnitee is or was serving at the request of the Company as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, in each case whether or not Indemnitee is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification or advancement of expenses can be provided under this Agreement.

          14.      Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

          15.      Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

          16.      Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom the notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(a)	If to Indemnitee, to:

Jeffrey Finkelstein
3460 Regent Street Richmond
British Columbia Canada V7E 2N1

(b)	If to the Company, to:

ARGENTEX MINING CORPORATION
Suite 835,
1100 Melville Street

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Vancouver, B.C. V6E 4A6
Fax: 604.568.1540

or to such other address as may have been furnished to the Company by Indemnitee or to Indemnitee by the Company, as the case may be.

          17.      Governing Law. This Agreement and the legal relations between the parties shall be governed by, and construed and enforced in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The parties irrevocably attorn to the exclusive jurisdiction of the courts of the Province of British Columbia with respect to any legal proceedings arising herefrom.

          18.      Miscellaneous. All references in this Agreement to Sections shall be deemed to be references to Sections of this Agreement unless the context indicates otherwise.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ARGENTEX MINING CORPORATION

By:	/s/Richard Thibault
Name:	Richard Thibault
Title:	Director

SIGNED by JEFFREY FINKELSTEIN,	)
who signed in the presence of:	)
)
/s/Ethan Minsky	)
Signature	)
)
Ethan Minsky	)	/s/Jeffrey Finkelstein
Print Name	)	JEFFREY FINKELSTEIN
)
800 885 West Georgia Street	)
Vancouver, BC V6C 3H1)
Address	)
)
Solicitor	)
Occupation	)